Execution Version

RECAPITALIZATION AGREEMENT

Dated as of July 3, 2013

by and among

VENTURA CAPITAL PRIVADO, S.A. DE C.V.,

Banco invex, S.A., acting as trustee under Trust Number 1387,

Javier Molinar Horcasitas,

Enrique Castillo Sanchéz Majorada,

and

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.

RECAPITALIZATION AGREEMENT

THIS RECAPITALIZATION AGREEMENT (this “Agreement”), dated as of July 3, 2013, by and among Ventura Capital Privado, S.A. de C.V., a sociedad anónima de capital variable (“Ventura”), Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States (the “Trust 1387”), Javier Molinar Horcasitas (“Javier Molinar”), Enrique Castillo Sanchéz Mejorada (“Enrique Castillo” and together with Ventura, Trust 1387, and Javier Molinar, collectively, the “Purchasers”), and Maxcom Telecomunicaciones, S.A.B. de C.V., a sociedad anónima bursátil de capital variable (the “Company”).

WHEREAS, the Company intends to undertake a restructuring (the “Restructuring”) that implements and is otherwise consistent in form and substance with the joint chapter 11 plan of reorganization attached hereto as Exhibit 1 hereto (including all exhibits and supplements thereto, and as amended, supplemented or otherwise modified from time to time, the “Plan”) and is consistent in all respects with the Description of the Step-Up Senior Notes attached hereto as Exhibit 2 (the “Description of Step-Up Senior Notes”) by commencing voluntary cases (the “Bankruptcy Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101—1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, the Company and certain of its subsidiaries have entered into a Restructuring and Support Agreement, dated as of July 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “RSA”), with certain holders of the Company’s 11% Senior Notes due 2014 (the “Senior Notes”), pursuant to which the holders of Senior Notes party thereto (the “Consenting Senior Noteholders”) agreed to support the Restructuring, subject to the terms and conditions set forth in the RSA;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Purchasers desire to (i) make a capital contribution to the Company in the amount of US$45,000,000 in exchange for newly issued shares of the Company’s Series A common stock and (ii) to conduct a tender offer for up to 100% of the Company Shares (as defined below);

WHEREAS, pursuant to certain agreements to tender (collectively, the “Agreements to Tender”) executed by and between the Purchasers and certain Selling Shareholders identified on Exhibit 3 attached hereto (the “Selling Shareholders”), each of the Selling Shareholders (i) has agreed to, among other things, sell a certain number of Company Shares to the Purchasers and (ii) has entered into an irrevocable mandate agreement with Banco INVEX, S.A., Institución de Banca Múltiple, INVEX Grupo Financiero, Fiduciario and the Purchasers, and has transferred its Company Shares to Banco INVEX, S.A., Institución de Banca Múltiple, INVEX Grupo Financiero, Fiduciario, the “Escrow Agent”) pursuant to the terms of such irrevocable mandate agreement (the “Escrow Agreement”); and

WHEREAS, the Purchasers and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Tender Offer and the Capital Contribution and also to prescribe various conditions to the Tender Offer and Capital Contribution.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Purchasers and the Company agree as follows:

Article I
THE TENDER OFFER

Section 1.1 The Tender Offer.

(a) Subject to the provisions of this Agreement, provided that this Agreement shall not have been terminated in accordance with Article VII hereof, as promptly as reasonably practicable, but in any event within three Business Days, after the later of (x) receiving all Pre-Tender Offer Required Approvals and (y) the commencement date of the Bankruptcy Cases by the Company (the “Petition Date”), the Purchasers, either jointly or through Trust 1387, shall:

(i) commence (within the meaning of Article 98 of the Mexican Securities Law, as amended and the corresponding legal dispositions of the U.S. Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder), collectively, the “Securities Laws”) a public tender offer (the “Tender Offer”) to purchase at the Tender Offer Price (as defined below) up to 100% of the outstanding shares of the Company’s common stock, full voting rights, without par value (the “Common Shares”), regardless whether such shares of the Company are represented by (collectively, the “Company Shares”) (A) Certificados de Participación Ordinarios (“CPO”) issued by Nacional Financiera, S.N.C. in connection with the Neutral Investment Trust No. 80526 dated October 17, 2007, each CPO representing 3 shares of the Company, (B) American Depositary Shares (“ADS”) evidenced by American Depositary Receipts (“ADR”), each ADR representing 7 CPOs, (C) Common Shares certificates or (D) any other form of security which underlying value are shares of the Company;

(ii) file all necessary documents with the U.S. Securities and Exchange Commission (the “SEC”) to commence the Tender Offer; and

(iii) publish and distribute an offer to purchase (the “Offer to Purchase”) and make all deliveries, mailings and notifications required by the Securities Laws (collectively, with the Offer to Purchase, the “Tender Offer Documents”), in connection with the Tender Offer.

(b) The Purchasers agree to pay a cash purchase price of Ps$2.90 per CPO or its equivalent for each ADR, Common Share, or any other security which underlying value are Company Shares, as applicable (such amount being hereinafter referred to as the “Tender Offer Price”).

2

(c) The consummation of the Tender Offer shall only be subject to the conditions set forth in Section 6.2 of this Agreement.

(d) The Purchasers shall promptly provide the Company and its counsel in writing with, and consult with the Company and its counsel regarding, any comments the Purchasers or their counsel may receive from time to time from the Comisión Nacional Bancaria y de Valores (the “CNBV”) or the SEC or their staff related to the Tender Offer, the Tender Offer Documents or the transactions contemplated hereby. The Purchasers agree and represent that the Tender Offer Documents will comply in all material respects with the provisions of the Securities Laws and, on the date first published, sent or given to the shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Purchasers agree promptly to correct any information in the Tender Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchasers further agree to take all steps necessary to cause the Tender Offer Documents as so corrected to be filed and to be disseminated to the shareholders of the Company.

(e) The Tender Offer shall remain open for a minimum of twenty Business Days after (and including the day of) the commencement of the Tender Offer and shall be extended thereafter for additional periods, of at least five Business Days each, as may be required so that the date of the expiration of the Tender Offer (the “Expiration Date”) allows for the settlement date of the Tender Offer (the “Tender Offer Settlement Date”) to precede the effective date of the Plan (the “Plan Effective Date”) by at least four Business Days. As promptly as possible, following the Expiration Date, but in no event later than three Business Days following the Expiration Date, the Purchasers will accept for payment all Company Shares validly tendered and not withdrawn pursuant to the Tender Offer and cause the Tender Offer Settlement Date to occur. On the Tender Offer Settlement Date, the Purchasers shall, subject to the conditions provided in this Agreement, consummate the Tender Offer and make payment for all Company Shares accepted for payment.

(f) The Tender Offer Documents will provide that (i) all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Company Shares will be determined by the Purchasers, in their reasonable discretion, which determination will be final and binding on all parties thereto, and (ii) the Purchasers reserve the absolute right to waive any defect or irregularity in any tender of Company Shares.

(g) The Purchasers’ obligation to commence the Tender Offer is subject to (i) the Company commencing a voluntary case under the Bankruptcy Code to effect the Restructuring on terms consistent in all respects with those embodied in the Plan and the Description of Step-Up Senior Notes, (ii) the Company having completed the Solicitation (as defined below) and obtained approval of the Plan (which shall incorporate the Description of Step-Up Senior Notes) from (A) holders of at least sixty-six and two-thirds percent of the aggregate principal amount of the Senior Notes who submitted a vote in connection with the solicitation of votes to accept or reject the Plan in accordance with applicable Law (the “Solicitation”) and (B) at least a majority in number of holders of Senior Notes who submitted a vote in connection with the Solicitation, and (iii) obtaining corresponding authorization from the CNBV to commence the Tender Offer.

3

Section 1.2 Company Actions.

(a) The board of directors of the Company (the “Company Board”) will announce and publish its opinion with respect to the Tender Offer, as provided under the applicable dispositions of the Securities Laws (including but not limited to Article 101 of the Mexican Securities Law), setting forth its recommendation (such recommendation, the “Board Recommendation”). The Company hereby represents that the Company Board, at a meeting duly called and held at which a quorum was present throughout, has: (i) determined that this Agreement, including the Tender Offer, is advisable and (ii) approved this Agreement in accordance with applicable Law and approved the transactions contemplated hereby, including the Tender Offer, the Capital Contribution and the Restructuring contemplated by the Plan and the Description of Step-Up Senior Notes; and (iii) that the Company consents to the inclusion of the foregoing determinations and approvals in the Tender Offer Documents.

(b) In connection with the Tender Offer, the Company will promptly furnish the Purchasers with available mailing labels, security position listings, beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Company Shares as of the most recent practicable date and shall furnish the Purchasers with such additional available information (including updated lists of holders of Company Shares and their addresses, mailing labels and lists of security positions and beneficial owner lists) and such other assistance as the Purchasers or their agents may reasonably request in communicating the Tender Offer to the Company’s record and beneficial shareholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Tender Offer Documents and any other documents necessary to consummate the Tender Offer, the Purchasers and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Tender Offer and, should the Tender Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

(c) Upon (i) the Tender Offer being made in accordance with the terms and conditions of this Agreement, and (ii) provided that the conditions set forth in Section 6.12 of this Agreement have been satisfied or waived by the Purchasers, the Company Board shall provide the written notice contemplated by clause 2(a) of the Escrow Agreement to the Escrow Agent to cause the Company Shares being held in escrow to be tendered in the Tender Offer as set forth in the Escrow Agreement.

4

Article II
CAPITAL CONTRIBUTION

Section 2.1 Shareholders Meeting. No later than one Business Day following the entry of the Confirmation Order on the Bankruptcy Court’s docket, the Company shall call a meeting of its shareholders (the “Shareholders Meeting”), which shall be held at least three Business Days prior to the Plan Effective Date, to approve the increase of the capital stock thereof in an amount that will allow the Purchasers to make the Capital Contribution (as defined below). Subject to the approval of the capital increase referred to in the preceding sentence, and in accordance with Mexican Law, the shareholders of the Company will have the right to subscribe for shares of capital stock sufficient to maintain their existing ownership percentages within a 15 calendar day period following publication of the corresponding notice; provided, however, the Company will not be required to extend preemptive rights to its shareholders in jurisdictions where it is unlawful to do so without registration under the Securities Laws.

Section 2.2  Capital Contribution. On the Plan Effective Date, in exercise of their preemptive rights as shareholders of the Company, and subject to the satisfaction of the conditions set forth in Section 6.2 of this Agreement, the Purchasers shall make a capital contribution (the “Capital Contribution”) to the Company of US$45,000,000 (the “Capital Contribution Amount”) in exchange for newly issued shares of the Company’s Series A common stock at a price of Ps$2.90 per CPO (the “Capital Contribution Per Share Price”), and the Company shall issue to the Purchasers such number of shares of Series A common stock equal to the Capital Contribution Amount divided by the Capital Contribution Per Share Price.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to the Purchasers with respect to this Agreement on the date hereof (the “Disclosure Letter”) that specifically corresponds to the applicable Section of this Agreement (or in any other section of the Disclosure Letter if it is reasonably apparent upon reading the disclosure that such disclosure is responsive to the applicable Section of this Article III) and (ii) as disclosed in the Company SEC Reports (as defined below) filed or furnished by the Company to the SEC filed on or after April 25, 2012 and prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement), the Company represents and warrants to the Purchasers as follows:

Section 3.1 Organization and Qualification

(a) The Company is a sociedad anónima bursátil de capital variable duly organized and validly existing under the Laws of Mexico. Each of the Company’s Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing or has comparable status under the Laws of the jurisdiction of its incorporation or organization. The Company and each of its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing or has comparable status, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing (or comparable status) necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A true, complete and correct list of every jurisdiction in which the Company and each of its Subsidiaries are incorporated or qualified to do business is set forth on Section 3.1(a) of the Disclosure Letter.

5

(b) The Company has delivered to or made available to the Purchasers prior to the execution of this Agreement correct and complete copies of (i) any amendments to the Company’s charter of incorporation and bylaws as currently in effect (the “Company Governing Documents”) and (ii) the charter of incorporation and bylaws or the equivalent organizational documents of each Subsidiary of the Company (the “Subsidiary Governing Documents”). The Company Governing Documents and the Subsidiary Governing Documents are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries. The Company and each of its Subsidiaries are in compliance with the terms of the Company Governing Documents and Subsidiary Governing Documents, as appropriate, except as such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 3.1 of the Disclosure Letter sets forth, with respect to each Subsidiary of the Company: (i) its name, type of entity and jurisdiction of incorporation or organization; (ii) each jurisdiction (whether federal, state, local or foreign) in which such Subsidiary of the Company is qualified to conduct business; and (iii) its authorized capital stock or share capital and the number of issued and outstanding shares (or other equity interests) and the record owner(s) thereof.

Section 3.2 Capitalization  As of the date of this Agreement, the entire authorized capital stock of the Company is as set forth on Section 3.2 of the Disclosure Letter. There are no bonds, debentures, notes or other indebtedness having general voting rights similar to the voting rights of the Common Shares (or convertible into Common Shares having such rights) (“Voting Debt”) of the Company or any of the Subsidiaries of the Company issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any character, relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible or exchangeable for such shares or equity interests, except as set forth on Section 3.2 of the Disclosure Letter. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock or other equity interests of the Company or any of its Subsidiaries. All of the outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable, and such Common Shares were not issued in violation of any Laws. Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever and was not issued in violation of any Laws.

6

Section 3.3 Authority Relative to this Agreement and Related Matters. The Company has all necessary corporate power and authority to execute and deliver this Agreement and (subject, if required, to receipt of the Company Shareholder Approval) to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the Purchasers, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate the Company Governing Documents or any Subsidiary Governing Documents or any resolution adopted by the shareholders of the Company, the Company Board, any committee of the Company Board or any board of directors (or committee thereof) of any Subsidiary of the Company; (ii) assuming that all Consents described in Section 3.4(b) hereof have been obtained, conflict with or violate any Law applicable to the Company or any of its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected; or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected (any of the foregoing referred to in clause (ii) above or this clause (iii) being a “Company Violation”), other than, in the case of clause (ii) or clause (iii) above, any such Company Violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7

(b) Other than (i) the requirements of the Securities Laws (including the CNBV and the NYSE) and any applicable state securities, “blue sky” Laws, (ii) the COFECO and SCT authorizations, (iii) the approvals required from the Bankruptcy Court in connection with implementing the Restructuring during the Bankruptcy Cases, or (iv) as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, none of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby does or will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a “Consent”), any domestic, foreign or supranational government or subdivision thereof, administrative, governmental or regulatory authority, agency, commission, tribunal or body or self-regulatory organization (each a “Governmental Entity”).

Section 3.5 Undisclosed Liabilities; Absence of Certain Changes.

(a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by IFRS to be reflected on a consolidated balance sheet of the Company, except for (i) liabilities and obligations that are reflected in the balance sheet of the Company as of December 31, 2012 (the “Company Balance Sheet”) or disclosed in the notes thereto or in the quarterly interim financial statements, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2012, (iii) liabilities or obligations which have been discharged in the ordinary course of business consistent with past practice, and (iv) liabilities and obligations that, in each case, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 3.5(b) of the Disclosure Letter, since December 31, 2012, (i) there has not occurred or existed any Effect that, individually or in the aggregate with all other Effects, has constituted or would reasonably be expected to constitute a Material Adverse Effect and (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course of business consistent with past practice.

Section 3.6 Compliance with Applicable Laws.

(a) Each of the Company and its Subsidiaries holds all material Governmental Permits, and no Person or entity other than the Company or its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any of the material Governmental Permits necessary to operate the Company’s business as conducted on the date of this Agreement (the “Required Permits”). Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with the terms of the Required Permits, and all such Required Permits are valid and in full force and effect in all material respects. No suspension or cancellation of any of the Required Permits is pending or, to the knowledge of the Company, threatened. The businesses and operations of the Company and its Subsidiaries and their respective predecessors are being, and since January 1, 2010 have been, conducted in compliance in all material respects with all Laws except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, expect as set forth in Section 3.6(a) of the Disclosure Letter, to the knowledge of the Company, neither the Company nor any Subsidiary of the Company is currently the subject of any review or investigation by any Governmental Entity.

8

(b) Maxcom is current in the filing of all reports required to be filed by it pursuant to the Securities Laws, and each such report complies as to form in all material respects to the rules and regulations promulgated under the Securities Laws.

(c) Except where such action or violation would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Company and to the knowledge of the Company, its Subsidiaries, their respective directors, officers, employees, consultants, joint venture partners, agents, representatives nor any other Person associated with or acting on their behalf, have directly or indirectly (1), made, promised, offered, or authorized (i) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (ii) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (2) violated the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction outside the United States (collectively, the “FCPA”). The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

Section 3.7 Material Contracts.

(a) Except as set forth in the Disclosure Letter or the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012 and as permitted pursuant to Section 5.1 hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any agreement relating to the incurring or guarantee of Indebtedness by the Company or any of its Subsidiaries in an amount in excess of US$250,000 in the aggregate, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”);

(ii) any agreement providing for the indemnification, in excess of US$250,000, by the Company or a Subsidiary of the Company of any Person other than standard form indemnity provisions in agreements with customers of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(iii) any joint venture, partnership or similar agreement;

9

(iv) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(v) any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries, or that will have increased benefits, or accelerated vesting of benefits due to the consummation of the transactions contemplated hereby (including the Tender Offer);

(vi) any collective bargaining agreement;

(vii) any agreement material to the Company and its Subsidiaries, taken as a whole, pertaining to the acquisition, transfer, development, sharing, licensing or use of or granting any right to use or practice any rights under any Intellectual Property;

(viii) any agreements pursuant to which the Company or any of its Subsidiaries leases or subleases any material real property from or to third parties;

(ix) any contract or agreement material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company or its Subsidiaries;

(x) any employment or consulting contract with any current executive officer of the Company or any Subsidiary of the Company or any member of the Company Board or the board of directors of any Company Subsidiary; or

(xi) any other contract or other agreement not made in the ordinary course of business consistent with past practice that (A) is not within any of the other categories described in this Section 3.7(a) but is material to the Company and its Subsidiaries taken as a whole, (B) would reasonably be expected to result in revenues, receipts, liabilities or expenditures, or otherwise involve an amount, in excess of US$500,000 per year or (C) would reasonably be expected to materially delay or prevent the consummation of the Tender Offer, the Capital Contribution, the Restructuring or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations set forth in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012 and the agreements, contracts and obligations listed in clauses (i) through (xi) being referred to herein as “Company Material Contracts”).

(b) Section 3.7(a) of the Disclosure Letter sets forth as of the date hereof all of the Company Material Contracts. True, correct and complete copies of each Company Material Contract have been made available to the Purchasers.

10

(c) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Company Material Contract is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Company Material Contract by any other party thereto except where any such violations or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Litigation. Except as set forth in the Disclosure Letter, there are no suits, claims involving an amount in excess of Ps$1,000,000, actions, arbitrations, alternative dispute resolution actions, proceedings or investigations (whether civil, criminal, administrative or otherwise) pending or, to the knowledge of the Company, threatened, against (or naming as a party thereto) the Company or any of its Subsidiaries or any of their respective properties or assets (or to the Company’s knowledge, any director or officer of the Company or any of its Subsidiaries in such capacity as director or officer). Neither the Company, its Subsidiaries nor any of their respective properties or assets is subject to any outstanding orders, writs, injunctions or decrees that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9 Labor Matters.

(a) Except as failure to comply would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, with respect to employees of and service providers of the Company, the Company is currently in compliance with and since January 1, 2011 has complied in all material respects with, all applicable Laws respecting employment and employment practices, terms and conditions of employment, wage and hours requirements and immigration status, including any such Law respecting employment discrimination, workers’ compensation, family and medical leave, the Federal Labor Law and occupational safety and health requirements, and no claims or investigations are pending or, to the Company’s knowledge, threatened with respect to such Law, either by private individuals or by governmental agencies.

(b) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, no material grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships (involving more than one employee) is pending, and no claims therefor exist or have, to the Company’s knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is pending or, to the Company’s knowledge, threatened against or directly affecting the Company; and, to the Company’s knowledge, no fact or event exists that is likely to cause any of the representations set forth in this Section 3.9 to be untrue on or before the Plan Effective Date.

11

Section 3.10 Intellectual Property.

(a) Set forth on Section 3.10(a) of the Disclosure Letter, with the application number, application date, registration issue number, registration issue date, title or mark, country or other jurisdiction and owner(s), as applicable, are all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright work registrations and applications for registration thereof, and (iv) Internet domain name registrations and applications and reservations therefor, in each case that are owned by or on behalf of the Company or any of its Subsidiaries. With respect to each item of Intellectual Property required to be identified in this Section 3.10(a): (i) the Company or one of its Subsidiaries is the sole owner of and possesses all right, title, and interest in and to Intellectual Property, free and clear of any Lien; (ii) such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of which the Company or its Subsidiaries have received notice; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of which the Company or its Subsidiaries have received notice is pending or, to the knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of such Intellectual Property; and (iv) neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such Intellectual Property.

(b) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, none of (i) the Company or any of its Subsidiaries, (ii) the Intellectual Property owned by the Company or any of its Subsidiaries, or (iii) the operation of the business of the Company or any of its Subsidiaries interferes or has interfered with, infringes or has infringed upon, misappropriates or has misappropriated, or otherwise has come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past five years (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries during the past five years (or earlier, if not resolved), excluding any such interference, infringement or misappropriation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Information Systems of the Company and its Subsidiaries are adequate for the operation of their respective businesses as presently conducted, and none of such Information Systems depend upon any Information System of any other Person. The Company uses reasonable means to protect the security and integrity of all such Information Systems. The Company’s use of any Information Systems does not exceed the scope of the rights granted to the Company with respect thereto, including any applicable limitation upon the usage, type and/or number of licenses, users, hardware, time, services or systems. There has not been any material malfunction with respect to any of the material Information Systems of the Company or any of its Subsidiaries since January 1, 2011 that has not been remedied or replaced in all material respects except as set forth in Section 3.10(c) of the Disclosure Letter.

12

(d) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, the use of the Data by the Company and its Subsidiaries in the operation of their business does not infringe or violate the privacy rights of any Person or otherwise violate any Law or regulation. The Company and its Subsidiaries have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their respective customers. Since January 1, 2011 there have been no security breaches with respect to the privacy of such Data except as set forth in Section 3.10(d) of the Disclosure Letter. As of the date of this Agreement, no Person has made a written claim any compensation from the Company or any of its Subsidiaries for the loss of or unauthorized disclosure or transfer of personal Data, and, to the Company’s knowledge, no facts or circumstances exist that might give rise to such a claim.

Section 3.11 Taxes.

(a) With respect to the Company and each of its Subsidiaries, except as it has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) all Tax Returns with respect to any income taxes have been timely filed, and were true, correct and complete in all respects, with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed; (ii) all Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid and discharged, except for Taxes as set forth on the Company Balance Sheet or which are not yet due and payable; (iii) no Tax deficiencies have been proposed or assessed by any Tax authority against the Company or any of its Subsidiaries, nor has any Tax authority threatened to assert any such deficiencies against the Company or any of its Subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith; (iv) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person other than the Company and its Subsidiaries; (v) neither the Company, its Subsidiaries nor any of their predecessors has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver; (vi) the Company is not a party to any income Tax allocation or sharing agreement and does not have any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement; and (vii) there are no requests for rulings in respect of any income Tax pending between the Company and any Tax authority.

(b) Except as set forth in Section 3.11(b) of the Disclosure Letter, the Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign). Except as set forth in Section 3.11(b) of the Disclosure Letter, none of the Company or any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed.

13

(c) For purposes of this Agreement, the terms “Tax” or “Taxes” mean all taxes, charges, fees, levies, customs duties or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by Mexico or any state, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions thereto. For purposes of this Agreement, the term “Tax Return” means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes and any amendment or supplement thereto.

Section 3.12 Insurance. The Company maintains the insurance policies identified in Section 3.12 of the Disclosure Letter. Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor shall) be kept in full force and effect by the Company through the Plan Effective Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such policies are sufficient for compliance in all material respects with all requirements of Law and with all requirements under all contracts to which the Company or any of its Subsidiaries is a party. All premiums with respect thereto due and payable on or prior to the date of this Agreement have been paid, and no written (or, to the knowledge of the Company, other) notice of cancellation or termination has been received with respect to any such policy, and there is no existing default or event which, with the giving of notice or lapse of time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to the Purchasers all (i) Company Insurance Policies and (ii) information regarding formal self-insurance programs, in each case held by or applicable to the Company and its Subsidiaries and/or their assets and operations.

Section 3.13 Relationships with Customers, Suppliers, Distributors and Sales Representatives. Section 3.13 of the Disclosure Letter sets forth a correct and complete list of (i) the 10 largest suppliers of the Company and its Subsidiaries (by amount paid) for the twelve months ended December 31, 2012, and all suppliers of the Company or any of its Subsidiaries who are the sole source of such supply (other than public utilities) (the “Material Suppliers”) and (ii) each client or customer of the Company and its Subsidiaries to which the Company or its Subsidiaries have recognized revenue for services for the twelve months ended December 31, 2012, an amount equal to or exceeding US$500,000.00 (the “Material Customers”). No Material Supplier or Material Customer is involved in, or is threatening, a material dispute with the Company or any of its Subsidiaries. To the knowledge of the Company, all Material Suppliers are performing in material compliance with agreed-upon performance schedules or budgets, if any. The Company has not received any written (or to the knowledge of the Company, other) notice that any material customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise materially and adversely modify or not renew its relationship with the Company or any Subsidiary, and, to the Company’s knowledge, no such action has been threatened. Schedule 3.13 of the Disclosure Letter sets forth all suppliers of the Company or any of its Subsidiaries who are the sole source of such supply (other than public utilities).

14

Section 3.14 Brokers. Neither the Company and its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 3.15 Property. Section 3.15 of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or its Subsidiaries, as well as the leases, subleases, licenses, concessions or other agreements (written or oral) and all amendments thereto (“Real Property”) pursuant to which the Company or any of its Subsidiaries owns, uses, occupies or has the right to use or occupy, now or in the future, any real property (the “Used Real Property”). True, correct and complete copies of the Real Property have been delivered or made available to the Purchasers. Either the Company or its Subsidiaries has valid title to or a leasehold interest in the Real Property free and clear of all Liens (except for Permitted Liens). Each Real Property lease is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Real Property lease is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Real Property lease or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Real Property lease by any other party thereto. The Real Property is not subject to any pending or threatened condemnation, appropriation or similar proceeding with respect thereto. Except as it would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Real Property leases nor any other leases, licenses, contracts or agreements grant to any Person the right of use, occupancy or enjoyment thereof or any interest, option, first refusal or first opportunity right with respect to the Real Property.

Section 3.16 Assets. The Company and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of the tangible, intangible and other assets, rights and properties used, held for use or purportedly owned by the Company or such Subsidiary (the “Assets”), free and clear of all Liens other than Permitted Liens. The Assets constitute all of the assets, rights and properties necessary for the conduct of the Business substantially in the same manner as presently conducted. All material Assets of the Company and its Subsidiaries, wherever located, are, in the aggregate: (i) suitable, in all material respects, for the uses for which they employed; and (ii) in satisfactory operating condition (except for ordinary wear and tear).

Section 3.17 Environmental Laws and Regulations. Except as it has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Real Property owned or leased by the Company or any of its Subsidiaries, (b) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to the operation of the business of the Company and its Subsidiaries, (c) there are no past, pending or threatened Environmental Claims against the Company or any of its Subsidiaries or any Real Property, (d) neither the Company nor any Subsidiary of the Company has exposed any employee or any third party to Hazardous Materials in violation of any Environmental Law, and (e) there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any real property owned or leased by the Company that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any real property owned or leased by the Company.

15

Section 3.18 Personnel Information. Section 3.18 of the Disclosure Letter sets forth a true, complete and correct list of all executive officers, vice presidents and managers of the Company and its Subsidiaries.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers, severally and solely as to itself, represents and warrants to the Company as follows:

Section 4.1 Organization and Qualifications. Ventura is a Mexican variable capital limited liability company duly organized and existing under the laws of the United Mexican States. Trust Number 1387 is a trust organized under the laws of the United Mexican States. Javier Molinar and Enrique Castillo are natural persons and citizens of the United Mexican States. Each of Ventura and Trust 1387 has the requisite corporate or organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing or has comparable status, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing (or comparable status) necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not prevent or materially delay the consummation of the Tender Offer.

Section 4.2 Authority Relative to this Agreement. Each of Ventura and Trust 1387 has all necessary corporate or organizational power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchasers and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each of the Purchasers, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

16

Section 4.3 No Conflicts; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by any of the Purchasers, the performance by any the Purchasers of their respective obligations hereunder and the consummation by the Purchasers of the transactions contemplated hereby will (i) to the extent applicable, conflict with or violate its bylaws or other organizational documents, (ii) assuming that all Consents described in Section 4.3(b) hereof have been made or obtained, conflict with or violate any Law applicable to any Purchaser, or by which a Purchaser or any of the Purchasers’ respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of any Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which a Purchaser is a party or by which a Purchaser or any of its properties or assets may be bound or affected, other than, in the case of clause (ii) or clause (iii) above, any such violations that would not reasonably be expected to prevent or materially delay the consummation of the Tender Offer.

(b) Other than (i) any filing with the Federal Competition Commission, (ii) the requirements of the Securities Law (including the CNBV and the SEC), and (iii) the appropriate applications, filings and notices to, and approval of, the SCT (listening to the opinion of COFETEL) and NYSE, none of the execution and delivery of this Agreement by the Purchasers, the performance by the Purchasers of their obligations hereunder or the consummation by the Purchasers of the transactions contemplated hereby does or will require any Consent of any Governmental Entity except for any such Consents, the failure of which to be made or obtained, would not reasonably be expected to have a material adverse effect on the ability of the Purchasers to timely consummate the transactions contemplated by this Agreement.

Section 4.4 Cash Availability. The Purchasers have and will have (a) on the Tender Offer Settlement Date, sufficient cash or other sources of immediately available funds to make payment for up to 100% of the Company Shares tendered in accordance to the Tender Offer, and any other amounts to be paid by it hereunder or pursuant to the Agreements to Tender on such date and (b) on the Plan Effective Date, sufficient cash or other sources of immediately available funds to make payment for the Capital Contribution and any other amounts to be paid by it hereunder on such date. The Purchasers’ obligation to satisfy their obligations under this Agreement and the Agreements to Tender is not contingent or dependent upon obtaining financing from a third-party.

Article V
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) Except as (i) expressly required by this Agreement, (ii) expressly required to implement the Restructuring, taking into account the Bankruptcy Cases, or (iii) otherwise with the prior written consent of the Purchasers, during the period from the date of the Prior Recapitalization Agreement (as defined below) to the Plan Effective Date, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it, including maintaining existing relationships with suppliers, distributors, customers, licensors, employees and others having business relationships with the Company and each of its Subsidiaries.

17

(b) Except as expressly required by this Agreement, or otherwise with the prior written consent of the Purchasers, without limiting the generality of the foregoing, and except as otherwise required by this Agreement or as set forth on Section 5.1 of the Disclosure Letter, the Company will not, and will not permit any of its Subsidiaries to, during the period from the date of the Prior Recapitalization Agreement (as defined below) to the Plan Effective Date:

(i) adopt any amendment to its articles of incorporation or bylaws or comparable organizational documents, except as expressly contemplated by this Agreement or the Plan;

(ii) sell, transfer, dispose of, pledge, hypothecate, grant a security interest in or otherwise encumber any capital stock or other securities owned by it in any of its Subsidiaries, except as expressly contemplated by the Plan;

(iii) except as contemplated by the stock option plans of the Company described in Section 5.1(b)(iii) of the Disclosure Letter, (A) except as expressly contemplated by the Plan, issue, reissue or sell, or authorize the issuance, reissuance or sale of (1) shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock or (2) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof or (B) make any other changes in its capital structure;

(iv) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, other than ordinary dividend payments already scheduled, and except for dividends by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(v) except as required under the Plan, or in connection with any authorized stock plan of the Company described in Section 5.1(b)(iii) of the Disclosure Letter, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

18

(vi) other than in the ordinary course of business, or as contemplated in the employee retention and bonus program described in Section 5.1(b)(vi) of the Disclosure Letter, or in any additional employee incentive plan approved by the Company’s executive committee of the Company Board, not exceeding in the aggregate US$500,000, (A) increase the compensation or benefits payable or to become payable to its current or former directors, officers or employees (whether from the Company or any of its Subsidiaries), (B) pay or award any payment or benefit not required by any existing Employment Agreement to any officer, director or employee (including the granting of stock options), (C) grant any severance or termination pay to any officer or director of the Company or its Subsidiaries, (D) grant any severance or termination pay to any employee who is not an officer, other than grants of severance or termination pay in the ordinary course of business consistent with past practice that are required by the Federal Labor Law to such employees whose employment is terminated prior to the Plan Effective Date, (E) enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries or (F) establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees of the Company or its Subsidiaries (any of the foregoing being an “Employee Benefit Arrangement”), except, in each case, to the extent required by applicable Law or the terms of any existing Employee Benefit Arrangement (as such terms and arrangements existed as of the date hereof) described in the Disclosure Letter as specifically requiring such an action;

(vii) except as required under the Plan, mortgage, encumber, sell, transfer, lease, license or otherwise dispose of, or subject to any material Lien, any of its material assets, except pursuant to existing contracts or commitments or in the ordinary course of business consistent with past practice;

(viii) acquire (whether by merger, consolidation, recapitalization, acquisition of stock or assets or any other form of transaction) any corporation, partnership or other business organization or division thereof, or form any Subsidiary;

(ix) except to the extent not exceeding of US$2,500,000 or as required under the Plan, (A) incur, assume or pre-pay any Indebtedness (other than the issuance of letters of credit or draws on the Company’s revolving line of credit in the ordinary course of business consistent with past practice), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (including any Indebtedness), (C) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (D) other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company, (E) other than in the ordinary course of business, vary the Company’s payment, collection or inventory practices in any material respect from the Company’s past practices or (F) other than in the ordinary course of business, cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries;

19

(x) except to the extent not exceeding of US$1,000,000 or except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (A) terminate, modify, renew or waive any material provision of any Company Material Contract other than normal renewals of such Company Material Contracts without materially adverse changes, additions or deletions of terms or (B) enter into or renew any agreement, contract, lease, license or other binding obligation of the Company or its Subsidiaries (i) containing (1) any limitation or restriction on the ability of the Company or its Subsidiaries to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries, is or would be conducted or (3) any limit or restriction on the ability of the Company or its Subsidiaries, to solicit customers or employees, or (ii) that would reasonably be expected to materially delay or prevent the consummation of the Restructuring or any of the transactions contemplated by this Agreement;

(xi) alter in any material respect, or enter into any commitment to alter in any material respect, any interest material to the Company and its Subsidiaries, taken as a whole, in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(xii) permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(xiii) other than in the ordinary course of business, make or change any material Tax elections unless required by applicable Law, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any material claim for a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

20

(xiv) change in any material respect its Tax or financial accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in regulatory financial accounting principles or changes in the governing provisions of the Tax Law;

(xv) take any action that would result in (a) any of its representations or warranties set forth in this Agreement being or becoming untrue in any respect at any time prior to the Plan Effective Date in any manner that would cause the conditions set forth in Section 6.2 hereof to not be satisfied, (b) a material violation of any provision of this Agreement or (c) the prevention or material delay of the consummation of the Tender Offer, the Capital Contribution, the Restructuring or any of the other transactions contemplated by this Agreement, except, in each of the foregoing cases, as may be required by applicable Law;

(xvi) incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to provide for future capital expenditures, except in a manner substantially consistent with the capital expenditures projected for in the 2013 projections made available to the Purchasers on June 15, 2013;

(xvii) except as described in the Disclosure Letter, waive, release, assign, initiate, pay, discharge, settle or compromise any pending or threatened claim, action, litigation, arbitration or proceeding other than (A) in the ordinary course of business consistent with past practice, (B) for solely money damages not in excess of US$100,000 individually or US$250,000 in the aggregate and (C) as would not reasonably be expected to have any Material Adverse Effect on any other pending or potential claims, actions, litigation, arbitration or proceedings;

(xviii) except for the Plan, propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xix) (A) hire new employees with an annual base salary in excess of US$150,000, or (B) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Subsidiary of the Company in excess of 10% of the current employee base of the Company;

(xx) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.1.

21

Section 5.2 No Solicitation.

(a) The Company agrees that neither the Company nor any of its Subsidiaries shall, and that the Company shall cause its and its Subsidiaries’ respective directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a Takeover Proposal, or take any other action reasonably likely to lead to a Takeover Proposal; provided, however, that this Section 5.2(a) shall not prohibit the Company, or the Company Board, directly or indirectly through any officer, employee or representative, from (i) furnishing non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company or any of its Subsidiaries to, any third party, in connection with or in response to, or that would be reasonably likely to lead to, a Takeover Proposal or (ii) engaging or participating in any discussions or negotiations with any third party in response to a bona fide written Takeover Proposal received by the Company or its directors, officers, employees or representatives from a third party after the execution and delivery of this Agreement which did not result from or arise in connection with a breach of this Section 5.2(a) that is not withdrawn.

For purposes of this Agreement, a “Takeover Proposal” means any proposal or offer, whether or not in writing, from any Person or group (other than from the Purchasers and their Affiliates) relating to (A) the sale, lease, license, or other disposition, directly or indirectly, of assets of the Company and its Subsidiaries (including interests in Subsidiaries) that generate 15% or more of the net revenues or net income, or that represent 15% or more of the total assets, of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) the issuance, sale or other disposition, whether directly or indirectly, of 15% or more of any class of equity securities of the Company (or options, warrants or other rights to purchase, or securities convertible or exchangeable into or exchangeable for such securities), (C) any transaction or series of transactions that if consummated would result in any Person or the stockholder of any Person or any group beneficially owning 15% or more of any class of any capital stock or voting power of the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 15% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole), (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company (or any one or more Subsidiaries of the Company, (E) a chapter 11 plan or other financial and/or corporate restructuring of the Company or any of its Subsidiaries, or (F) any combination of the foregoing.

(b) In addition to the obligations of the Company set forth in the other provisions of this Section 5.2, the Company shall as promptly as practicable upon receipt (and in any event within one Business Day of receipt by the Company) of a Takeover Proposal or any request for information or any discussions or inquiry, whether written or oral, which is intended or otherwise reasonably likely to lead to a Takeover Proposal and provide to the Purchasers a summary of all material terms and conditions of any such inquiry, request for information or Takeover Proposal (or indication by any Person that it is considering a Takeover Proposal). The Company will keep the Purchasers promptly informed (and in any event within one Business Day after the occurrence of any material changes, developments, negotiations or discussions) of the status and details (including amendments or proposed amendments, whether written or oral) of any such request or Takeover Proposal or inquiry and shall promptly provide to the Purchasers a copy of any non-public information furnished to the Person who made such request or Takeover Proposal or inquiry that was not previously provided to the Purchasers. The Company hereby agrees not to enter into any contractual obligation that would impede its obligation to comply with the foregoing.

22

(c) The Company hereby acknowledges that any violation of this Section 5.2 by its Affiliates or any of its or their respective directors, officers, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) shall constitute a violation of this Section 5.2 by the Company.

(d) Notwithstanding anything in this Agreement to the contrary, the Company Board may, at any time prior to the Plan Effective Date, effect a Company Change of Recommendation in connection with or relating to a Takeover Proposal or terminate this Agreement pursuant to Section 7.1(d) hereof if:

(i) a bona fide written Takeover Proposal is received by the Company or its directors, officers, employees or representatives from a third party after the execution and delivery of this Agreement and such Takeover Proposal is not withdrawn;

(ii) the Company Board determines in good faith, that such Takeover Proposal constitutes a Superior Offer;

(iii) the Company provides the Purchasers at least five Business Days’ prior written notice stating that the Company will effect a Company Change of Recommendation pursuant to this Section 5.2(d) or terminate this Agreement pursuant to Section 7.1(d) after the expiration of such five Business Day period and providing a summary of the material terms and conditions of the Superior Offer; provided, however, that any change to the financial terms or any other material change to the terms and conditions of any such Superior Offer shall require a new written notice to be delivered by the Company to the Purchasers and the Company shall be required to comply again with the requirements of this Section 5.2(d) (provided, that references to the five Business Day period above shall be deemed to refer to a new three Business Day period in connection with the delivery of each such new notice); and

(iv) at the end of such five Business Day period described in clause (iii) (or three Business Day period, as applicable), the Company Board again determines in good faith, after taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by the Purchasers, that the Takeover Proposal continues to constitute a Superior Offer.

23

Section 5.3 Access to Information; Confidentiality. From the date hereof through the Plan Effective Date, upon reasonable notice and subject to applicable Law, the Company shall and shall cause its Subsidiaries and their respective representatives to afford to the Purchasers and to their respective officers, employees, accountants, counsel, financial advisors and other representatives (the “Purchaser Representatives”) reasonable access during normal business hours to such of the properties, books, contracts, commitments, records (electronic or otherwise), officers and employees of the Company and its Subsidiaries and such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as the Purchasers or Purchaser Representatives may reasonably request. In addition, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Purchasers (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity after the date hereof and (b) the internal or external reports prepared by it and/or its Subsidiaries in the ordinary course after the date hereof promptly after such reports are made available to the Company’s personnel to the extent the Purchasers reasonably require access to such reports.

Section 5.4 Commercially Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause each of its Subsidiaries to, use its commercially reasonable best efforts (subject to, and in accordance with, applicable Law) to promptly take, or cause to be taken or refrain from taking, all actions, and to promptly do, or cause to be done or refrain from doing, and to assist and cooperate with the other parties hereto in doing or refraining from doing, all things necessary, proper or advisable under applicable Laws to consummate the Tender Offer, the Capital Contribution and the Restructuring as soon as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents, clearances and approvals from Governmental Entities required to be obtained by such party and the making of all necessary registrations and filings and the taking of all steps as may be necessary for such party to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, commenced against such party challenging this Agreement or the consummation of the Tender Offer, the Capital Contribution or the Restructuring, (iv) publicly supporting this Agreement, the Tender Offer and the Restructuring, (v) satisfying the Transaction Conditions and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company shall use its commercially reasonable best efforts to obtain entry of the Approval Order on the Bankruptcy Court’s docket within seven Business Days after the Petition Date and to prosecute and defend the entry of such order. Subject to the Company’s fiduciary duties, the Company shall use its commercially reasonable best efforts to avoid termination of the RSA and shall promptly notify the Purchasers if the RSA is terminated.

24

(b) The Purchasers shall file the Tender Offer Documents required under applicable Law with the CNBV no later than five calendar days after the Petition Date, and use its commercially reasonable best efforts to obtain the Pre-Tender Offer Required Approvals as promptly as practicable.

(c) The Purchasers and the Company shall (i) promptly notify the other party of any communication to that party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Restructuring, or the transactions contemplated hereby or thereby; (ii) if practicable, permit the other party the opportunity to review in advance all the information relating to the Purchasers or the Company, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Restructuring and incorporate the other party’s reasonable comments; (iii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement, the Restructuring, or the transactions contemplated hereby or thereby unless such party consults with the other party in advance, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend; and (iv) furnish the other party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement, the Restructuring, and the transactions contemplated hereby or thereby, except that any materials concerning valuation of the transaction or internal financial information may be redacted.

(d) Each of the parties hereto will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other Person required to be obtained by such party in connection with, and waivers of any Company Violations and Purchaser violations, as applicable, that may be caused by the consummation of Restructuring and the other transactions contemplated by this Agreement.

Section 5.5 Public Announcements. The Company, on the one hand, and the Purchasers, on the other hand, agree to consult promptly with each other prior to directly or indirectly, including a communication by their respective directors, officers, employees, agents, representatives and advisors (including any retained investment banker, attorney or accountant), issuing any press release or otherwise making any public statement, whether orally or in writing, with respect to the Tender Offer, the Capital Contribution, the Restructuring and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or public statement prior to the issuance of such press release or public statement, and shall not issue any such press release or make any such public statement without the written approval of the other unless required by applicable Law or any listing agreement with a securities exchange. The Purchasers and the Company agree to promptly issue a joint press release announcing this Agreement.

Section 5.6 Notification of Certain Matters. The Purchasers and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Plan Effective Date or (ii) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in a timely manner, (b) any failure of the Company or the Purchasers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the commencement of any litigation or proceeding against or affecting this Agreement, the Tender Offer, the Capital Contribution or the Restructuring or which if adversely determined could have a Material Adverse Effect or a material adverse effect on the ability of the Purchasers to timely consummate the transactions contemplated by this Agreement; provided, however, that no such notification shall affect the representations or warranties of any party hereunder or the conditions to the obligations of any party hereunder. Each of the Company and the Purchasers shall give prompt notice to the other parties hereto of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

25

Section 5.7 Company Subsidiaries. The Company shall cause each of its Subsidiaries to comply with the obligations applicable to such Subsidiary under this Agreement.

Section 5.8 Resignation of Directors and Officers. The Company shall obtain and deliver to the Purchasers duly executed resignations, effective as of the Plan Effective Date, of such directors, other than independent directors, and Officers of the Company and its Subsidiaries as the Purchasers shall request in writing no later than two Business Days prior to the Plan Effective Date.

Section 5.9 Indemnification of Directors and Officers.

(a) The Purchasers and the Company agree that all rights to exculpation, indemnification and advancement of expenses now existing and described in the Disclosure Letter, in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective Estatutos or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the consummation of the transactions contemplated by this Agreement and shall continue in full force and effect. For a period of six years from the Tender Offer Settlement Date, the Company shall, and the Purchasers shall cause the Company to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the execution of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to execution of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the execution of this Agreement were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any action, claim, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

26

(b) The Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each individual who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any (i) costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such individual is not entitled to indemnification), (ii) judgments, fines, losses, claims, damages, liabilities as determined by final and non-appealable resolution by competent authority and (iii) amounts paid in settlement in connection with any Action, arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Tender Offer Settlement Date (including acts or omissions in connection with such individuals serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Purchasers and the Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c) At or prior to the Tender Offer Settlement Date, the Company shall, in consultation with the Purchasers, purchase “tail” directors’ and officers’ liability and fiduciary liability insurance policies which will provide coverage for a period of six years after the Tender Offer Settlement Date (the “Tail Period”) for the Company’s current and former directors and officers on substantially the same terms and conditions as the policies currently maintained by the Company, including any existing directors’ and officers’ liability or fiduciary liability run off programs, for claims arising out of acts or conduct occurring on or before the Tender Offer Settlement Date and effective for claims asserted prior to or during the Tail Period (and, with respect to claims made prior to or during such period, until final resolution thereof) (the “D&O Tail Coverage”); provided, however, that in no event shall the Company or its successor, whether by merger, consolidation, or otherwise, expend an amount in excess of 100% of the annual aggregate premium currently paid by the Company for such insurance policies (the “Maximum Premium”) for each individual year of the Tail Period; provided, further, however, that if D&O Tail Coverage cannot be obtained in any given year of the Tail Period for the Maximum Premium, the Company shall consult with the Purchasers as to what amount should be paid to obtain D&O Tail Coverage, and the Purchasers shall have the right to direct the Company to obtain D&O Tail Coverage for a premium in excess of the Maximum Premium as long as the aggregate amount of all premiums payable for such D&O Tail Coverage does not exceed six times the Maximum Premium.

27

(d) The Company shall pay all reasonable out of pocket expenses, including reasonable out of pocket attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume or succeed to the obligations set forth in this Section 5.9.

Section 5.10 Chapter 11 Related Matters.

(a) The Company shall (a) support and complete the Restructuring on the terms set forth in the Plan and the Description of Step-Up Senior Notes, (b) do all things reasonably advisable or necessary and appropriate in furtherance of the Restructuring embodied in the Plan and the Description of Step-Up Senior Notes, including, without limitation, (i) commencing the Bankruptcy Cases on or before July 23, 2013, (ii) obtaining an order confirming the Plan on or before the deadlines set forth in this Agreement (the “Confirmation Order”) from the Bankruptcy Court, which shall be in form and substance acceptable to the Purchasers, and (iii) causing the effective date of the Plan to occur on or before the deadlines set forth in this Agreement, (c) seek promptly and obtain any and all required regulatory and/or third-party approvals for the Restructuring embodied in the Plan and the Description of Step-Up Senior Notes, (d) not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with consummation of, the Restructuring embodied in the Plan and the Description of Step-Up Senior Notes, and (e) file on the Petition Date a motion seeking entry of the order attached hereto as Exhibit 4 (the “Approval Order”) and seek a hearing on an expedited basis for entry of the Approval Order in accordance with this Agreement thereafter.

(b) The Company shall provide draft copies of all pleadings and other documents (including “first day” and any other motions, applications, objections, statements, responses, replies, adversary proceedings, and other pleadings and documents, as well as all exhibits, supplements, and related orders, collectively, the “Pleadings”) the Company intends to file with the Bankruptcy Court to counsel to the Purchasers at least three Business Days prior to the date when the Company intends to file such document, all of which documents (a) shall be in form and substance reasonably acceptable to the Purchasers prior to any such proposed filing and (b) shall be materially consistent with the Plan and the Description of Step-Up Senior Notes; provided that the following Pleadings (such Pleadings, collectively, the “Core Pleadings”) shall be in form and substance acceptable to the Purchaser prior to any proposed filing thereof: any Pleading in connection with the Approval Order, the Approval Order, any Pleading in connection with post-petition financing under section 364 of the Bankruptcy Code, and any Pleading in connection with seeking relief under section 363 or section 365 of the Bankruptcy Code or in connection with seeking approval of a settlement under Bankruptcy Rule 9019.

28

Article VI
EFFECTIVENESS OF THIS AGREEMENT AND TRANSACTION CONDITIONS

Section 6.1 This Agreement shall immediately become effective (the “Effective Date”) and binding upon each of the parties hereto automatically upon the first occurrence of all of the following:

(a) the Company has executed and delivered its counterpart signature page of this Agreement to counsel to the Purchasers;

(b) each of the Purchasers has executed and delivered its counterpart signature page of this Agreement to counsel to the Company;

(c) Consenting Senior Noteholders holding at least US$70 million of the principal amount outstanding Senior Notes Claims (as defined in the RSA) that are subject to the RSA shall have executed and delivered counterpart signature pages of the RSA to the Company, which RSA shall include provisions requiring that: (i) any transfer of a Senior Note Claim of a Consenting Senior Noteholder is void ab initio and without effect, unless (x) the transferee of such claim is a Consenting Senior Noteholder and such transferred Senior Note Claim is subject to the RSA or (y) if the transferee is not a Consenting Noteholder prior to such transfer, such transferee delivers to the Company, at or prior to the time of the proposed transfer, a joinder to the RSA; and (ii) the RSA may not be modified absent the consent of the Purchasers, which consent shall not be unreasonably withheld;

(d) each of the Company, the Purchasers and the Controlling Shareholders shall have executed and delivered their respective counterpart signatures of the Agreements to Tender to the other parties to each such agreement; and

(e) the RSA Effective Date (as defined in the RSA) shall have occurred, which the parties to the RSA shall confirm in writing to the Purchasers as soon as practicable after the occurrence of the RSA Effective Date;

provided that if the Effective Date does not occur by July 3, 2013, all signature pages to this Agreement shall be deemed returned to the respective signatory and no party hereto shall have any obligations hereunder.

Section 6.2 The obligation of the Purchasers (i) to accept for payment or pay for any Company Shares validly tendered and not validly withdrawn prior to the expiration of the Tender Offer and (ii) to make the Capital Contribution will be subject to the satisfaction or waiver of the following conditions (the “Transaction Conditions”):

(a) since the date of this Agreement, no change, event or development shall have occurred which would reasonably be expected to cause a Material Adverse Effect to the Company;

(b) all the representations and warranties of the Company under this Agreement shall be true and correct (disregarding any qualifications with respect to materiality or “Material Adverse Effect”) in all material respects as of the date the Purchasers commence the Tender Offer except (i) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect and (ii) representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct in all material respects as of such other date or time;

29

(c) the Bankruptcy Court shall have entered the Confirmation Order, which shall be (a) in form and substance acceptable to the Purchasers and (b) consistent in all respects with the Plan and the Description of Step-Up Senior Notes, and such order shall have become a Final Order;

(d) the capital increase allowing the Purchasers to make the Capital Contribution shall have been approved at the Shareholders Meeting; and

(e) approvals from the CNBV, COFECO, and SCT, required to consummate the Tender Offer shall (i) have been obtained under conditions or restrictions that would not create a Material Adverse Effect on the Tender Offer or Maxcom, (ii) have not been modified in any material way that would create a Material Adverse Effect on the Tender Offer or Maxcom and (iii) have not been revoked.

Article VII
TERMINATION; AMENDMENTS; WAIVER

Section 7.1 Termination. This Agreement may be terminated:

(a) at any time prior to the Plan Effective Date, by the mutual written consent of the Purchasers and the Company, by action of their respective Boards of Directors;

(b) by the Company if the Purchasers fail to commence the Tender Offer by the date dictated by Section 1.1(a) of this Agreement; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(b) if the Purchasers’ failure to commence the Tender Offer by such date is the result of a material breach by the Company of any of its obligations under this Agreement in which case such date shall be extended to three Business Days following the date upon which such breach has been cured;

(c) by the Company, prior to the acceptance for payment of Company Shares pursuant to the Tender Offer, if (i) any representation or warranty of a Purchaser shall have been inaccurate when made or shall have become inaccurate, or the Purchasers shall have breached or failed to perform any of their covenants or other agreements contained in this Agreement, which inaccuracy, breach or failure to perform (A) would reasonably be expected to prevent the Purchasers from consummating the Tender Offer or make the Capital Contribution and (B) is not, or cannot be, cured within ten Business Days after written notice thereof is provided by the Company to the Purchasers (or the Plan Effective Date, if earlier); provided, however, that the Company may not terminate this Agreement pursuant to clause (i) of this Section 7.1(c) if the Company is in material breach of this Agreement or (ii) the Purchasers fail to purchase validly tendered shares or make the Capital Contribution, in each case, in accordance with the terms of this Agreement;

30

(d) by the Company at any time prior to the Plan Effective Date, if (i) the Company Board has authorized the Company to enter into a definitive agreement with respect to a Superior Offer and (ii) immediately after the termination of this Agreement, the Company enters into a definitive agreement with respect to the Superior Offer referred to in the foregoing clause (i); provided that the right of the Company to terminate this Agreement pursuant this Section 7.1(d) is conditioned on and subject to the payment by the Company to the Purchasers of the Purchaser Termination Fee in accordance with Section 7.2(b) hereof;

(e) by the Purchasers, prior to the acceptance for payment of Company Shares pursuant to the Tender Offer, if any representation or warranty of the Company shall have been inaccurate when made or shall have become inaccurate, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, breach or failure to perform (A) would have a Material Adverse Effect (without giving effect to any exception or qualification as to materiality or Material Adverse Effect in any such representation, warranty, covenant or agreement) and (B) is not, or cannot be, cured within 5 Business Days after written notice thereof is provided by the Purchasers to the Company (or prior to the Plan Effective Date, if earlier), including, without limitation, failure by the Company Board to provide the written notice to the Escrow Agent as provided in Section 1.2(c) above if the conditions to such notice have been satisfied; provided, however, that the Purchasers may not terminate this Agreement pursuant to this Section 7.1(e) if the Purchasers are in material breach of this Agreement;

(f) by the Purchasers if: (i) one or more of the chapter 11 cases of the Company or its Subsidiaries is either dismissed or converted to a case under chapter 7 of the Bankruptcy Code without the prior written consent of the Purchasers; (ii) a trustee, receiver or examiner with expanded powers in one or more of the chapter 11 cases of the Company or its Subsidiaries is appointed, unless such appointment is made with the prior written consent of the Purchasers; (iii) the Company amends, modifies or files a Pleading seeking to amend or modify the Plan, the Description of Step-Up Senior Notes, or any documents relating to the foregoing in a manner adverse and not in form and substance acceptable to the Purchasers; (iv) the Company files a Pleading seeking to reject this Agreement; (v) the Company files any Pleading with the Bankruptcy Court that is materially inconsistent in any respect with this Agreement, the Description of Step-Up Senior Notes, or the Plan and such Pleading has not been withdrawn within three Business Days after the Company receiving written notice from the Purchasers that such Pleading violates this clause; (vi) the Company files any Core Pleading with the Bankruptcy Court that is not acceptable to the Purchaser and such Pleading has not been withdrawn within three Business Days after the Company receiving written notice from the Purchasers that such Pleading violates this clause; or (vii) the Bankruptcy Court grants relief that is inconsistent with this Agreement, the Description of Step-Up Senior Notes, or the Plan and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement, the Description of Step-Up Senior Notes, or the Plan within three Business Days after the Company receiving written notice from the Purchasers that such relief violates this clause;

31

(g) at any time prior to the Plan Effective Date by the Purchasers or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting or making illegal a material portion of the Restructuring, the Tender Offer or the Capital Contribution and such order, decree or ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to prevent the entry of and to remove or lift such order, decree or ruling;

(h) automatically without any further required action or notice upon:

(i) the failure of the Company to commence Solicitation of votes on the Plan and the related disclosure statement and distribute other solicitation materials (the “Solicitation Materials”), each of which shall be in form and substance reasonably acceptable to the Purchasers and consistent in all respects with the Plan and the Description of Step-Up Senior Notes, on or before July 3, 2013;

(ii) the failure of the Company and its debtor Subsidiaries to (A) file voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code on or before July 23, 2013 in the United States Bankruptcy Court for the District of Delaware or (B) complete a Restructuring by October 31, 2013;

(iii) the Bankruptcy Court not having entered orders approving the Solicitation Materials and confirming the Plan, in each case in form and substance acceptable to the Purchasers, within 60 calendar days following the Petition Date or as soon thereafter as the Bankruptcy Court’s schedule permits, and such orders have not become Final Orders within 15 calendar days following entry thereof on the Bankruptcy Court’s docket;

(iv) the effective date of the Plan, which shall be in form and substance acceptable to the Purchasers, shall not have occurred within 30 calendar days after the date that the order confirming such Plan has been entered, unless such delay is the result of the Purchasers’ failure to perform their obligations under this Agreement; or

(v) the failure of the Company to (A) file on the Petition Date a motion seeking entry of the Approval Order or (B) seek a hearing on an expedited basis for entry of the Approval Order as soon as practicable thereafter, or such Approval Order not having been entered by the Bankruptcy Court within ten Business Days after the Petition Date or as soon thereafter as the Bankruptcy Court’s schedule permits;

provided, however, notwithstanding any provision in this Section 7.1(h) to the contrary, that (x) so long as the Company is proceeding in good faith towards completion of any criteria for termination set forth in this Section 7.1(h)(iii) and Section 7.1(h)(iv), upon written notice from the Company to the Purchasers, there shall be automatic extensions of such periods not to exceed 14 calendar days in the aggregate for all such extensions with respect to the time periods set forth in this Section 7.1(h)(iii) and Section 7.1(h)(iv); and (y) the Purchasers may, in their sole discretion, extend any of the deadlines set forth in this Section 7.1(h) upon prior written notice to the Company;

32

(i) by the Purchasers if the Company enters into any agreement with any party in relation to any debtor-in-possession credit facility, unless consented to in writing by the Purchasers; or

(j) by the Purchasers if the Company modifies, amends or supplements either (i) that certain letter agreement among the Company, certain of its subsidiaries, Alfaro, Davila y Rios, S.C., and Lazard Freres & Co. LLC, dated as of May 23, 2013, or (ii) that certain indemnification letter agreement among the Company, certain of its subsidiaries, Alfaro, Davila y Rios, S.C., and Lazard Freres & Co. LLC, dated May 23, 2013, except: (x) with respect to matters that are adverse to the interests of the Purchasers, with the prior written consent of the Purchasers; (y) with respect to all other matters, with the prior written consent of the Purchasers, which consent shall not be unreasonably withheld; and (z) any changes to the letter agreement or indemnification letter ordered by the Bankruptcy Court in response to an objection.

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement by the Company in connection with Section 7.1(b) or Section 7.1(c), Ventura and Trust 1387 shall, jointly and severally, pay the Company, upon the termination, a termination fee of US$2,475,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid upon the termination by wire transfer in immediately available funds in dollars upon delivery of notice by the Company to the Trustee of the termination in accordance with Section 7.1(b) or Section 7.1(c) of this Agreement.

(b) If this Agreement is terminated (or is deemed to be terminated) (i) by the Company pursuant to Section 7.1(d) hereof, (ii) by the Purchasers pursuant to Section 7.1(e), Section 7.1(f), or Section 7.1(j) hereof, or (iii) automatically pursuant to Section 7.1(h) hereof, or in the event that the Capital Contribution referred to in Section 2.2 hereof above cannot be made by the Purchasers as a result of the Tender Offer not being consummated due to (i) failure from the Selling Shareholders to tender their shares as provided in the Agreements to Tender or (ii) failure of the Company Board to provide written notice to the Escrow Agent as provided in Section 1.2(c) hereof after the conditions to such notice have been satisfied, then the Company shall pay to the Purchasers US$2,475,000 (the “Purchaser Termination Fee”) in immediately available funds immediately upon termination of this Agreement or such inability to consummate the Tender Offer, as applicable; provided, however, the Purchaser Termination Fee shall not be due (i) in the event of a termination by the Purchasers pursuant to Section 7.1(f)(i), Section 7.1(f)(ii) or Section 7.1(f)(vii) hereof, if (A) the Pleading requesting relief in violation of Section 7.1(f)(i), Section 7.1(f)(ii) or Section 7.1(f)(vii) hereof was not filed by the Company or any of its Affiliates and (B) the Company used its commercially reasonable efforts to prevent the Bankruptcy Court from granting the relief sought in such Pleading and, if applicable, used its commercially reasonable efforts to have such relief dismissed or vacated or (ii) in the event of a termination by the Purchasers pursuant to Section 7.1(h) hereof, if (A) the missed deadline under Section 7.1(h) hereof was not caused by the Company or any of its Affiliates and (B) the Company used its commercially reasonable efforts to avoid missing the deadline under Section 7.1(h) hereof.

33

(c) In the event of termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or shareholders, other than the provisions of this Section 7.2, Section 7.3 hereof, Section 7.4 hereof, and the provisions of Article VIII hereof, which shall survive any such termination; provided, however, nothing contained in this Section 7.2 shall relieve any party hereto from liability for fraud or any breach of this Agreement.

Section 7.3 Fees and Expenses.

(a) Notwithstanding any termination of this Agreement, the Company agrees to pay the reasonable and documented out-of-pocket fees and expenses of counsel (including U.S. legal counsel, Mexican legal counsel, and local Delaware counsel) to the Purchasers, incurred in connection with this Agreement, the RSA, the Plan, the Restructuring and the transactions contemplated thereby incurred by the Purchasers on and after May 1, 2013 (the “Purchaser Expense Reimbursement”) up to a maximum amount of US$1,250,000 (the “Purchaser Expense Reimbursement Cap”), in the aggregate, with such fees to be paid without the need for the Purchasers to file an application or otherwise seek Bankruptcy Court approval; provided, however, that the Purchaser Expense Reimbursement Cap shall be up to a maximum amount of US$1,000,000, in the aggregate, if the Purchasers are entitled to and are paid the Purchaser Termination Fee; provided further, however, that if a court of competent jurisdiction enters a Final Order determining that this Agreement terminated as a result of the Purchasers’ failure to satisfy their obligations hereunder or under the Plan, or any other obligations required to consummate the Restructuring, the Company shall have no obligation to pay such fees and expenses of counsel to the Purchasers.

(b) In the event the Purchasers owe the Company the Company Termination Fee, then, in addition to any amounts payable pursuant to Section 7.2 of this Agreement, and notwithstanding any termination of this Agreement, the Purchasers, jointly and severally, agree to pay the reasonable and documented out-of-pocket fees and expenses of counsel (including U.S. legal counsel, Mexican legal counsel, and local Delaware counsel) to the Company, incurred in connection with this Agreement, the RSA, the Plan, the Restructuring and the transactions contemplated thereby incurred by the Company since May 1, 2013 (the “Company Expense Reimbursement”) up to a maximum amount of US$150,000, in the aggregate; provided, however, that if a court of competent jurisdiction enters a Final Order determining that this Agreement terminated as a result of the Company’s failure to satisfy its obligations hereunder or under the Plan, or any other obligations required to consummate the Restructuring, the Purchasers shall have no obligation to pay such fees and expenses of counsel to the Company incurred after such termination.

34

(c) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys’ fees) incurred in connection with such action. Any costs and expenses (including attorneys’ fees) payable by the Company to any of the Purchasers pursuant to the foregoing clause shall be included within the defined term “Purchaser Expense Reimbursement” and any costs and expenses (including attorneys’ fees) payable by any of the Purchasers to the Company pursuant to the foregoing clause shall be included within the defined term “Company Expense Reimbursement.”

Section 7.4 Administrative Expense Claim. The Company agrees that any amounts that become due and payable to the Purchasers pursuant to, under, or with respect to this Agreement, including the Purchaser Termination Fee and the Purchaser Expense Reimbursement, shall survive termination of this Agreement and shall constitute administrative expenses under section 503(b)(1) and 507(a)(2) of the Bankruptcy Code and other applicable Law; provided, however, that if any claim in the Bankruptcy Cases is granted, or deemed to be granted, a status that would entitle such claim to priority over any administrative expense claims in the Bankruptcy Cases, then the Purchasers’ administrative expense claims hereunder shall be treated and paid pari passu with such claim subject only to the Carve-Out as defined and set forth in the adequate protection order attached as Exhibit E to the RSA. The obligation to pay in full in cash when due any amount owed by the Company to any Purchaser under this Agreement, including the Purchaser Termination Fee and the Expense Reimbursement, shall not be discharged, modified, or otherwise affected by (i) the appointment of a chapter 7 or chapter 11 trustee in the Bankruptcy Cases, (ii) any chapter 11 plan for the Company or any of its Subsidiaries, or (iii) any other order of the Bankruptcy Court, including an order dismissing or converting any chapter 11 case of the Company or any of its Subsidiaries, and no such amounts paid shall be subject to avoidance under chapter 5 of the Bankruptcy Code or other applicable Law or objection, challenge, deduction, subordination, recharacterization, or offset.

Section 7.5 Advance. Ventura shall provide the Company with an invoice (the “Invoice”) for an advance payment for obligations of the Company on account of the Purchaser Expense Reimbursement or the Purchaser Termination Fee in the amount of US$1,350,225.29 (the “Advance”).  Within three Business Days after receipt of the Invoice, the Company shall pay the Advance to Ventura by wire transfer.  Amounts due and payable with respect to the Purchaser Expense Reimbursement and the Purchaser Termination Fee, if any, shall be reduced dollar-for-dollar for all amounts paid in the Advance. Any amounts of the Advance remaining after applying all such reductions and after all of the Purchaser Expense Reimbursement and the Purchaser Termination Fee have been satisfied in full and no other amounts are owed with respect thereto shall be promptly returned by Ventura to the Company. Any amounts of the Purchaser Expense Reimbursement or the Purchaser Termination Fee that exceed the Advance shall be paid to the Purchasers as set forth herein.

35

Section 7.6 Amendment. This Agreement may be amended by the Company and the Purchasers at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

Section 7.7 Extension; Waiver. At any time prior to the Plan Effective Date, the Purchasers, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure to exercise or delay in exercising any power, privilege or right under this Agreement shall not constitute a waiver of such power, privilege or right.

Article VIII
MISCELLANEOUS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement shall not survive beyond the Plan Effective Date. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Plan Effective Date.

Section 8.2 Entire Agreement; Assignment.

(a) This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof; provided, however, that nothing in this Agreement shall supersede the Amended and Restated Non Disclosure Agreement (Convenio de Confidencialidad) executed between the Purchaser and the Company dated June 20, 2013.

(b) The parties hereto agree that the Recapitalization Agreement, dated as of December 4, 2012 (as amended, modified or supplemented, the “Prior Recapitalization Agreement”), shall be deemed null and void and shall be treated as if it never existed. In addition, effective upon signing of this Agreement, each party hereto releases, waives and discharges unconditionally and forever each of the other parties hereto and their respective present and former directors, officers, members, employees, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives (each of the foregoing in their capacity as such) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising in law, equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence in connection with or relating to the Prior Recapitalization Agreement.

(c) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto (except that the Purchasers may assign their rights to any Affiliate without the consent of the Company). Any assignment in violation of the preceding sentence shall be void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

36

Section 8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Tender Offer or the Capital Contribution is not affected in any manner adverse to any party hereto. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced in any respect under any applicable Law in any jurisdiction this Agreement will be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

Section 8.4 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent (i) by electronic mail (e-mail) (to the extent an e-mail address is provided) or facsimile transmission, with confirmation (notice deemed given upon confirmation of receipt, provided that any notice sent by e-mail or facsimile transmission on a day that is not a Business Day or on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), (ii) by reliable overnight delivery service, with proof of service (notice deemed given upon receipt of proof of delivery), (iii) by hand delivery (notice deemed given upon receipt) or (iv) by certified or registered mail, return receipt requested and first-class postage prepaid (notice deemed given upon receipt of proof of delivery), addressed as follows:

If to Ventura, Javier Molinar or Enrique Castillo:

VENTURA CAPITAL PRIVADO S.A. DE C.V.

Paseo de Tamarindos No. 400 Torre B, Piso 25

Col. Bosque de las Lomas

CP. 05120 Cuajimalpa.

México, D.F.

México
Facsimile: (5255) 5003 0910

Attention: Javier Molinar Horcasitas

with a copy to:

Jones Day México, S.C.

Bosque de Alisos 47B primer piso

México, D.F. 05120

Attn: Fernando de Ovando

Facsimile: (5255) 3000 4040

E-mail: fdeovando@jonesday.com

37

and:

Paul Hastings LLP

75 East 55th Street

New York, New York, 10011

United States

Attn: Joy Gallup, Michael Fitzgerald, Luc A. Despins

Facsimile: +1 212-230-7642

Email: joygallup@paulhastings.com; michaelfitzgerald@paulhastings.com; lucdespins@paulhastings.com

If to Trust 1387:

BANCO INVEX S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, INVEX GRUPO FINANCIERO

Torre Esmeralda I. Blvd. Manuel Ávila Camacho no. 40, piso 7

Colonia Lomas de Chapultepec, C.P.

11000, Distrito Federal México.

Facsimile: (5255) 5350 3399

Attention: Mr. Pedro Izquierdo Rueda

with a copy to:

Jones Day México, S.C.

Bosque de Alisos 47B primer piso México, D.F. 05120

Attn: Fernando de Ovando

Facsimile: (5255) 30004040

E-mail: fdeovando@jonesday.com

and:

Paul Hastings LLP

75 East 55th Street

New York, New York, 10011

United States

Attn: Joy Gallup, Michael Fitzgerald

Facsimile: +1 212-230-7642

Email: joygallup@paulhastings.com; michaelfitzgerald@paulhastings.com

If to the Company:

G. González Camarena No 2000

Col. Centro de Ciudad Santa Fe

C.P. 01210, México, D.F.

Attn: Mr. Salvador Alvarez

Facsimile: (5255)51473820

38

with a copy to:

Alarcon Espinosa Abogados, S.C.

G. González Camarena No 1100

3er Piso

Col. Centro de Ciudad Santa Fe

C.P. 01210, México, D.F.

Attn: Mr. Gonzalo Alarcon I.

Facsimile: (5255) 5245 0250

Kirkland & Ellis LLP
300 North LaSalle

Chicago, IL 60654

Attn: Marc Kieselstein, P.C., Paul Zier, and Daniel R.Hodgman

Facsimile: 312.862.2200

Email: marc.kieselstein@kirkland.com; paul.zier@kirkland.com; daniel.hodgman@kirkland.com or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Mexico without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Mexico.

Section 8.6 Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context otherwise requires or unless otherwise specified. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

39

Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or e-mail exchange of .pdf file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.8 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than as specifically provided in Section 5.9 (which are intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons).

Section 8.9 Certain Definitions. As used in this Agreement:

(a) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b) “BMV” means the Bolsa Mexicana de Valores, S.A.B. de C.V.

(c) “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Mexico, New York and Delaware.

(d) “Company Change of Recommendation” shall mean either the Company or the Company Board or any committee withholding, withdrawing or modifying, or publicly proposing to withhold, withdraw or modify, the Board Recommendation in a manner adverse to the Purchasers.

(e) “Company Insurance Policies” means all material fire and casualty, general liability, errors and omissions, business interruption, clinical trial, product liability, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and its Subsidiaries.

(f) “Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the respective businesses of the Company or its Subsidiaries, or that is otherwise material to or necessary for the operation of the respective businesses of the Company or its Subsidiaries.

(g) “Disclosure Letter” means the Disclosure Letter of the Company dated as of the date hereof delivered to the Purchasers.

(h) “Effect” has the meaning set forth in the definition of Material Adverse Effect.

40

(i) “Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering, will render or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services, other than any non-binding offer letter that recites benefits, salary, equity grants and employee benefits.

(j) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including (i) any and all environmental claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all environmental claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

(k) “Environmental Law” means any Law or contractual obligation relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including the Ley General de Protección al Equilibrio Ecológico, as may be amended from time to time.

(l) “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction, which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order not to be a Final Order.

(m) “Governmental Authorities” means any federal, state, local or foreign governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority or any court or judicial authority, including but not limited to the CNBV, the SEC, the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Economica (the “COFECO”)) and the Mexican Ministry of Communications and Transportation (Secretaria de Comunicaciones y Transportes (the “SCT”)) and the Mexican Telecommunications Commission (Comisión Federal de Telecomunicaciones (the “COFETEL”)).

41

(n) “Governmental Permits” means any permits, registrations, clearances, franchises, variances, exemptions, orders, licenses, certificates, consents, authorizations, and other approvals from, or required by, any Governmental Entity that are used by, or are necessary to own and to operate, the business of the Company and its Subsidiaries as currently configured and operated, together with any applications for the issuance, renewal, modification or extension thereof and all supporting information and analyses.

(o) “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law.

(p) “IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

(q) “Indebtedness” means, (a) all indebtedness of the Company, whether or not contingent, for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or services, (c) all obligations of the Company evidenced by the Current Notes, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (e) all obligations of the Company as lessee under leases that have been or should be recorded as capital leases in accordance with IFRS, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all obligations of the Company to purchase, redeem, retire, defease or otherwise acquire for value any equity interest or equity securities of the Company or any warrants, rights or options to acquire such equity interest or equity securities, (h) all Indebtedness of other Persons of any type referred to in clauses (a) through and including (g) above guaranteed directly or indirectly in any manner by the Company, and (i) all Indebtedness of any type referred to in clauses (a) through and including (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on property (including accounts and contract rights) owned by the Company, even though the Company has not assumed or become liable for the payment of such Indebtedness. For the avoidance of doubt, Indebtedness excludes all trade accounts payable incurred in the ordinary course of business.

(r) “Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

42

(s) “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and uniform resource locators associated therewith, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all source code and object code versions of computer software (including data and related documentation), (vii) all moral rights, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium), any rights in or licenses of any of the foregoing, and any claims or causes of actions (pending or filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

(t) “knowledge” when applied to the Company means the actual knowledge of any officer of the Company, after due inquiry.

(u) “Law” means any federal, state, local, foreign or supranational law, common law, case law, statute, ordinance, code, rule, regulation, order, judgment, decree, stipulation, writ, injunction, award, policy, circular, permit or license.

(v) “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

(w) “made available” means either physically, electronically or verbally provided by the Company to the Purchasers if required by the Purchasers.

43

(x) “Material Adverse Effect” means, with respect to the Company or the Tender Offer, any change, effect, event, occurrence or state of facts or worsening thereof (each, an “Effect”) that, individually or in the aggregate with all other Effects, has been or is reasonably likely to be materially adverse in relation to (i) the ability of the Company to timely consummate the transactions contemplated by this Agreement or (ii) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, whether in the near term or over an extended period; provided, however, that no Effect, arising from or attributable to any of the following, shall be taken into account in determining whether there has been or would reasonably expected to be a Material Adverse Effect: (A) the public announcement or pendency of this Agreement or any of the transactions contemplated hereby, including the impact thereof to the extent arising therefrom on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company has any relationship; (B) conditions affecting the industries in which the Company operates or participates, the Mexico economy or any foreign economy in any location where the Company has material operations or sales; (C) any acts of God, calamities, acts of war or terrorism, or any escalation thereof; (D) any change in IFRS or applicable Law (or binding interpretation thereof); (E) any material breach by the Purchasers of this Agreement; (F) any shareholder class action litigation arising from allegations of breach of fiduciary duty relating to this Agreement; (G) in and of itself, any change in the market price or trading volume of the Common Shares (it being understood that the Events giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Material Adverse Effect” shall be taken into account); (H) in and of itself, any failure of the Company or its Subsidiaries to meet analysts’ or internal earnings estimates or financial projections (it being understood that the Events giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” shall be taken into account); (I) to the extent that the effect or potential effect on the Company of such disclosed matter is reasonably apparent on its face, any matter identified or described in (i) the Disclosure Letter or (ii) the Company’s filings with SEC or CNBV prior to the date of this Agreement (excluding in the case of clauses (ii) any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in the documents referenced in clauses (ii) that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein); (J) any change to the extent resulting from the announcement, pendency or consummation of actions or transactions contemplated by the Restructuring or this Agreement; (K) any change resulting from actions of the Company expressly agreed to or requested in writing by the Purchasers; or (L) the commencement and continuation of the Bankruptcy Cases in accordance with the terms of this Agreement as necessary to implement the Restructuring; provided that Effects arising from or attributable to any of the matters referred to in clauses (B), (C) and (D) shall be so excluded only to the extent proved by the Company not to disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which the Company or such Subsidiaries operate.

(y) “NYSE” means the New York Stock Exchange Euronext.

(z) “Officers” means the Chief Executive Officer of the Company and those officers directly reporting to the Chief Executive Officer.

(aa) “Permitted Lien” means a Lien (i) for Taxes or governmental assessments, charges or claims of payment being contested diligently and in good faith and for which adequate accruals or reserves have been established in accordance with IFRS, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising by operation of law in the ordinary course of business securing payments not yet due and payable, (iii) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity that does not materially detract from the value of, or materially impair the use of such property in the ordinary course consistent with past practice, (iv) to secure the Senior Notes, or (v) existing as of the date of this Agreement.

44

(bb) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity.

(cc) “pesos” or “Ps$” means pesos of the Mexican United States (“Mexico”).

(dd) “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

(ee) “Pre-Tender Offer Required Approvals” means authorization from the CNBV to initiate a public offer to acquire the Company Shares and to publish the corresponding offer notices.

(ff) “Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity (i) of which such Person beneficially owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests of such entity, (ii) of which securities or other ownership interests having ordinary voting power to elect or designate a majority of the board of directors or other Persons performing similar functions are at the time owned, directly or indirectly, by such Person or (iii) that does not have a board of directors or other Persons performing similar functions in which such Person owns, directly or indirectly, general partnership interests, management rights or other interests that permit such Person, or any Subsidiary of such Person, to manage the business and affairs of such entity without the affirmative approval of any other Person.

(gg) “Superior Offer” means a bona fide written Takeover Proposal made by any third party, which the Company Board determines in good faith, and taking into account the legal, financial, regulatory and other aspects of such proposal (including the availability of financing), the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the person making such proposal and such other factors that are deemed relevant by the Company Board, is more favorable to the Company’s creditors and shareholders than the transactions contemplated by this Agreement (after taking into account any revised proposal by the Purchasers to amend the terms of this Agreement which are committed to in writing.

(hh) “US$” or “dollars” means United States of America dollars.

The following terms have the meanings specified in the indicated Sections:

45

Term	Section
Action	5.9(a)
ADR	Section 1.1(a)(i)
ADS	Section 1.1(a)(i)
Advance	7.5
Agreement	Preamble
Agreements to Tender	Preamble
Approval Order	5.10(a)
Assets	Section 3.16
Bankruptcy Cases	Preamble
Bankruptcy Code	Preamble
Bankruptcy Court	Preamble
Board Recommendation	1.2(a)
Capital Contribution	Section 2.2
Capital Contribution Amount	Section 2.2
Capital Contribution Per Share Price	Section 2.2
CNBV	1.1(d)
COFECO	Section 8.9(m)
COFETEL	Section 8.9(m)
Common Shares	Section 1.1(a)(i)
Company	Preamble
Company Balance Sheet	3.5(a)
Company Board	1.2(a)
Company Expense Reimbursement	7.3(b)
Company Governing Documents	3.1(b)
Company Material Contracts	3.7(a)(xi)
Company Shares	Section 1.1(a)(i)
Company Termination Fee	Section 7.2(a)
Company Violation	3.4(a)
Confirmation Order	Section 5.10(a)
Consent	3.4(b)
Consenting Senior Noteholders	Preamble
Core Pleadings	Section 5.10(b)
CPO	Section 1.1(a)(i)
D&O Tail Coverage	Section 5.9(c)
Description of Step-Up Senior Notes	Preamble
Disclosure Letter	Article III
Effect	Section 8.9(x)
Effective Date	6.1
Employee Benefit Arrangement	5.1(b)(vi)
Enrique Castillo	Preamble
Escrow Agent	Preamble
Escrow Agreement	Preamble
Expiration Date	Section 1.1(e)
FCPA	3.6(c)

46

Term	Section
Governmental Entity	3.4(b)
Indemnified Party	5.9(b)
Instruments of Indebtedness	3.7(a)(i)
Invoice	7.5
Javier Molinar	Preamble
Material Adverse Effect	Section 6.2(b)
Material Customers	3.13
Material Suppliers	3.13
Maximum Premium	Section 5.9(c)
Mexico	Section 8.9(cc)
Offer to Purchase	Section 1.1(a)(iii)
Petition Date	1.1(a)
Plan	Preamble
Plan Effective Date	Section 1.1(c)
Pleadings	Section 5.10(b)
Prior Recapitalization Agreement	Section 8.2(b)
Purchaser Expense Reimbursement	Section 7.3(a)
Purchaser Expense Reimbursement Cap	Section 7.3(a)
Purchaser Representatives	Section 5.3
Purchaser Termination Fee	Section 7.2(b)
Purchasers	Preamble
Real Property	3.15
Required Permits	Section 3.6(a)
Restructuring	Preamble
RSA	Preamble
SCT	Section 8.9(m)
SEC	Section 1.1(a)(ii)
Securities Laws	Section 1.1(a)(i)
Senior Notes	Preamble
Selling Shareholders	Preamble
Shareholders Meeting	Section 2.1
Solicitation	Section 1.1(g)
Solicitation Materials	Section 7.1(h)(i)
Subsidiary Governing Documents	3.1(b)
Tail Period	Section 5.9(c)
Takeover Proposal	5.2(a)
Tender Offer	1.1(a)(i)
Tender Offer Documents	Section 1.1(a)(iii)
Tender Offer Price	1.1(b)
Tender Offer Settlement Date	Section 1.1(e)
Transaction Conditions	6.2
Trust 1387	Preamble
Used Real Property	Section 3.15
Ventura	Preamble
Voting Debt	Section 3.2

47

Section 8.10 Enforcement; Forum; Waiver of Jury Trial.

(a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement (i) the maximum aggregate liability of the Purchasers for such losses or damages shall be limited to the payment of the Company Termination Fee as specified in Section 7.2(a) hereof and the payments, if any, to be made pursuant to Section 7.3(b) and Section 7.3(c) hereof, and (ii) in no event shall the Company seek to recover any money damages in excess of the Company Termination Fee and the payments, if any, to be made pursuant to Section 7.3(b) and Section 7.3(c) hereof from the Purchasers, or any of their respective former, current, or future stockholders, managers, members, directors, officers, Affiliates, attorneys, advisors, or agents in connection therewith.

(b) Each of the parties hereto hereby agrees that all actions or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Tender Offer and the Capital Contribution) or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Tender Offer and the Capital Contribution), shall be tried and determined exclusively (i) prior to the Petition Date, in any federal court located in the State of Delaware and (ii) after the Petition Date, in the Bankruptcy Court. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (B) venue is not proper in any of the aforesaid courts and (C) this Agreement, the transactions contemplated hereby (including the Tender Offer and the Capital Contribution) or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts.

[Signature Pages Follow]

48

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

Ventura Capital Privado, S.A. de C.V.

By:_______________________________________
              Signature

Print Name: Javier Molinar Horcasitas
Title: Attorney in fact

Signature page to Recapitalization Agreement

Banco Invex S.A., Institución de Banca Múltiple,
Invex Grupo Financeiro, acting as trustee under
Trust Number 1387

By:_______________________________________
              Signature

Print Name:
Title:

By:_______________________________________
              Signature

Print Name:
Title:

Signature page to Recapitalization Agreement

Javier Molinar Horcasitas

__________________________________________
              Signature

Signature page to Recapitalization Agreement

Enrique Castillo Sanchéz Majorada

__________________________________________
              Signature

Maxcom Telecomunicaciones, S.A.B. de C.V.

By:_______________________________________
              Signature

Print Name: Gonzalo Alarcón Iturbide
Title: Attorney in fact

Signature page to Recapitalization Agreement

EXHIBIT 1

Plan of Reorganization

[See Attached.]

EXHIBIT 2

Description of Step-Up Senior Notes

[See Attached.]

EXHIBIT 3

Selling Shareholders

Selling Shareholders
Bankamerica Investment Corporation
BAS Capital Funding Corporation
BASCFC-Maxcom Holdings I, LLC
Fleet Growth Resources, Inc.
Nexus-Maxcom Holding I, LLC
Eduardo Vazquez A.
Gabriel Agustin Vazquez A.
Alina Georgina Carstens M.

EXHIBIT 4

Approval Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
MAXCOM TELECOMUNICACIONES, S.A.B.	)	Case No. 13-[_____] ([___])
DE C.V., et al.,[1]	)
	)	(Joint Administration Requested)
)
Debtors.	)
)
)

ORDER AUTHORIZING AND DIRECTING THE DEBTORS TO COMPLY WITH
CERTAIN PROVISIONS OF THE RECAPITALIZATION AGREEMENT AND PAY
AMOUNTS THEREUNDER

Upon the motion of Maxcom Telecomunicaciones, S.A.B. de C.V. and its affiliated debtors as debtors in possession (collectively, the “Debtors”) for the entry of an order authorizing and directing the Debtors to comply with certain provisions of the Recapitalization Agreement and pay amounts thereunder (the “Motion”),2 and upon consideration of the [First Day Declaration]; and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the requested relief being a core proceeding pursuant to 28 U.S.C. § 157(b); and venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and due and proper notice of the Motion having been provided under the particular circumstances, and it appearing that no other or further notice need be provided; and the Court having found and determined that the relief sought in the Motion is in the best interests of the Debtors, their estates, their creditors, and all other parties in interest and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and the Court having found and determined that the relief sought in the Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates, as contemplated by Bankruptcy Rule 6003; and upon all of the proceedings had before the Court and after due deliberation and sufficient cause appearing therefor;

1	The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are: Maxcom Telecomunicaciones, S.A.B. de C.V. (8KT0); Asesores Telcoop, S.A. de C.V. (0KY8); Celmax Móvil, S.A. de C.V. (1598); Corporativo en Telecomunicaciones, S.A. de C.V. (9QM7); Maxcom Servicios Administrativos, S.A. de C.V. (0UN7); Maxcom SF, S.A. de C.V. (8P19); Maxcom TV, S.A. de C.V. (2UNO); Maxcom U.S.A., Inc. (9299); Outsourcing Operadora de Personal, S.A. de C.V. (4R48); Servicios MSF, S.A. de C.V. (2H2A); Sierra Comunicaciones Globales, S.A. de C.V. (0HM5); Sierra Communications USA, Inc. (3925); TECBTC Estrategias de Promocion, S.A. de C.V. (7QBA); Telereunión, S.A. de C.V. (6TE9); Telscape de México, S.A. de C.V. (4132). The location of the Debtors’ corporate headquarters and the service address for all Debtors is: [Guillermo Gonzalez Camarena, 2000, Centro Ciudad, Santa Fe, Mexico, D.F.].

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Motion.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:3

1. The Motion is granted as set forth herein.

2. All objections to the relief requested in the Motion that have not been withdrawn, waived, or settled as announced to the Court at the hearing on the Motion or by stipulation filed with the Court, are overruled.

3. The Debtors are authorized and directed to satisfy any payment obligations that become due and payable to the Purchasers pursuant to, under, or with respect to the Recapitalization Agreement, including, without limitation, the Purchaser Termination Fee and the Purchaser Expense Reimbursement in accordance with the terms of the Recapitalization Agreement, which obligations shall survive any termination of the Recapitalization Agreement and shall constitute administrative expenses under section 503(b)(1) and 507(a)(2) of the Bankruptcy Code and other applicable law; provided, however, that if any claim in these chapter 11 cases is granted, or deemed to be granted, a status that would entitle such claim to priority over any administrative expense claims in the Bankruptcy Cases, then the Purchasers’ administrative expense claims hereunder shall be treated and paid pari passu with such claim subject only to the Carve-Out as defined and set forth in the adequate protection order attached as Exhibit E to the RSA.

[3]	The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

4. The Purchaser Expense Reimbursement shall be paid by the Company without the need for the Purchasers to file an application or otherwise seek Bankruptcy Court approval.

5. The obligation to pay in full in cash when due any amount owed by the Debtors to any Purchaser under the Recapitalization Agreement, including, without limitation, the Purchaser Termination Fee and the Purchaser Expense Reimbursement, shall not be discharged, modified, or otherwise affected by (a) the appointment of a chapter 7 or chapter 11 trustee in the Chapter 11 Cases, (b) any chapter 11 plan for any Debtor, or (c) any other order of the Bankruptcy Court, including an order dismissing or converting any Chapter 11 Case of any of the Debtors, and no such amounts paid shall be subject to avoidance under chapter 5 of the Bankruptcy or other applicable law or objection, challenge, deduction, subordination, recharacterization, or offset.

6. The Debtors are authorized and directed to comply with and satisfy all obligations set forth in Article V of the Recapitalization Agreement, including, without limitation, the obligations set forth in Section 5.2 of the Recapitalization Agreement, in accordance with the terms of the Recapitalization Agreement.

7. To the extent applicable, the automatic stay is modified to permit the Purchasers to exercise their rights and remedies under the Recapitalization Agreement if a default, an event of default or a termination event (as applicable) with respect to the Debtors has occurred and is continuing, including termination of the Recapitalization Agreement, and such rights may not be modified, stayed, avoided, or otherwise limited by further order of the Bankruptcy Court or any court in any other proceeding.

8. Nothing herein or in the Motion shall constitute an assumption, adoption, or rejection by the Debtors of any executory contract or agreement between the Debtors and any third party.

9. The requirements set forth in Bankruptcy Rule 6003(b) are satisfied by the contents of the Motion or otherwise deemed waived.

10. Notice of the Motion as provided therein shall be deemed good and sufficient notice, and the requirements of Bankruptcy Rule 6004(a) are satisfied by such notice or otherwise deemed waived.

11. Notwithstanding Bankruptcy Rule 6004(h), the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

12. All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

13. The Debtors and the Purchasers are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion.

14. The Court retains jurisdiction with respect to all matters arising from or related to the implementation of this Order.

Date: __________________, 2013 Wilmington, Delaware	______________________________________ UNITED STATES BANKRUPTCY JUDGE